As filed with the Securities and Exchange Commission on October 1, 2002
                                            Registration Statement No.
                                                                      ----------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              SWIFT ENERGY COMPANY
             (Exact name of Registrant as specified in its charter)

         Texas                                                  74-2073055
(State of incorporation)                                     (I.R.S. Employer
                                                             Identification No.)

                     Terry E. Swift, Chief Executive Officer
                              Swift Energy Company
                        16825 Northchase Drive, Suite 400
                              Houston, Texas 77060
                                 (281) 874-2700
              (Name, address and telephone number of Registrant's
               principal executive offices and agent for service)

                                   Copies to:
                                 Judy G. Gechman
                 Jenkens & Gilchrist, A Professional Corporation
                        1100 Louisiana Street, Suite 1800
                              Houston, Texas 77002
                                 (713) 951-3300

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.g. |_|
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE
======================================== ================== ==================== ==================== ==============
                                                             Proposed Maximum     Proposed Maximum      Amount of
        Title of Each Class of             Amount being       Offering Price     Aggregate Offering   Registration
      Securities to be Registered           Registered         Per Share (1)        Price (1)(2)           Fee
---------------------------------------- ------------------ -------------------- -------------------- --------------
Common Stock, $0.01 par value (3)         300,000 shares          $10.60            $3,180,000.00        $293.00
======================================== ================== ==================== ==================== ==============

(1) Calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based upon the average of the high and low prices reported on the New York Stock Exchange, Inc. on September 30, 2002.
(2) This registration statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock.
(3) Attached to each share of common stock is a preferred share purchase right pursuant to the Rights Agreement (as Amended and Restated as of March 31,
     1999) between Swift Energy Company and American Stock Transfer & Trust Company, as Rights Agent. Until the occurrence of certain prescribed events, none of which has occurred, the rights are not detachable from the common stock nor exercisable and will be transferred along with, and only with, the common stock. Accordingly, no separate registration fee is payable with respect thereto.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Antrim may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED OCTOBER 1, 2002


PROSPECTUS

                              Swift Energy Company

                                 300,000 Shares

        To be offered by Marabella Enterprises Limited, a shareholder of
                              Swift Energy Company


     This prospectus relates to the offer and sale by Marabella Enterprises Limited, a wholly-owned subsidiary of Bligh Oil & Minerals N.L., and by any pledgees of its shares of up to 300,000 presently issued and outstanding shares of common stock, par value $0.01 per share. We will receive none of the proceeds from the sale of the shares by Marabella. For a description of our common stock and related rights, see "Description of Capital Stock."

     Under an asset purchase agreement with Marabella and its affiliates, we are obligated to register these 300,000 shares, and to maintain the effectiveness of this registration statement until September 30, 2003. The sale of the shares by Marabella is not currently subject to any underwriting agreement. See "Plan of Distribution."

     The shares may be sold by Marabella and by any pledgees of its shares from time to time on the New York Stock Exchange or such other national securities exchange or automated interdealer quotation system on which our common stock is then listed, through negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. Under our asset purchase agreement with Marabella and its affiliates, Marabella together with any of its pledgees may not sell more than a total of 60,000 of these shares in any one week until September 30, 2003. See "Plan of Distribution."

     Our common stock is traded on the New York Stock Exchange and the Pacific Exchange under the symbol "SFY." The last reported sale price of our common stock on September 30, 2002 on the New York Stock Exchange was $10.40 per share.

     Marabella, any of its pledgees of the 300,000 shares and any broker executing selling orders on their behalf may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Commissions received by any broker may be deemed to be underwriting commissions under the Securities Act.

                         -------------------------------
                  Investing in our common stock involves risks.
                     See "Risk Factors" beginning on page 2.
                         -------------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


              The date of this prospectus is _______________, 2002

     You should rely only on the information contained in or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.



                                TABLE OF CONTENTS
                                                                Page
About This Prospectus.............................................1

Where You Can Find More Information...............................1

Risk Factors......................................................2

Forward-Looking Statements........................................6

The Company.......................................................6

Use Of Proceeds...................................................8

Description Of Capital Stock......................................8

Selling Shareholders.............................................12

Plan Of Distribution.............................................12

Legal Matters....................................................14

Experts..........................................................14

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or "SEC," using a "shelf" registration process. Under the shelf process, Marabella and other selling shareholders using this registration statement may sell up to a total of 300,000 shares of the common stock described in this prospectus in one or more offerings until September 30, 2003. You should read this prospectus, together with additional information described under the heading "Where You Can Find More Information."

     As used in this prospectus, "Swift," "we," "us," and "our" refer to Swift Energy Company and, where applicable, its subsidiaries.


                       WHERE YOU CAN FIND MORE INFORMATION

Available Information

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or "Exchange Act," which requires us to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the public reference rooms of the SEC in Washington, D.C., New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. You may also access our filings over the Internet at the SEC's web site at http://www.sec.gov, or at our own website at http://www.swiftenergy.com.

     This prospectus constitutes part of a registration statement on Form S-3 filed with the SEC under the Securities Act of 1933, as amended, or "Securities Act." It omits some of the information contained in the registration statement, and reference is made to the registration statement for further information with respect to us and the securities being offered hereunder. Any statement contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC is not necessarily complete, and in each instance reference is made to the copy of the filed document.

Incorporation by Reference

     The SEC allows us to "incorporate by reference" certain information we file with them into this prospectus, which means that we can disclose important information to you by referring you to other documents filed with the SEC. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information and the information in the prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the earlier of the sale by the selling shareholders of all the securities covered by this prospectus or September 30, 2003:

1.   Our Annual Report on Form 10-K for the year ended December 31, 2001;

2. Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2002 and June 30, 2002;

3. The description of our common stock contained in our registration statement on Form 8-A filed on July 24, 1981, as amended through June 24, 1991, including any amendment or report filed before or after the date of this prospectus for the purpose of updating the description;

4. Our Current Reports on Form 8-K filed on April 10, 2002, April 15, 2002, April 16, 2002 and June 18, 2002; and

5. The description of our preferred share purchase rights contained in our registration statement on Form 8-A filed on August 11, 1997, as amended on April 7, 1999, including any amendment or report filed before or after the date of this prospectus for the purpose of updating the description.

     You may request a copy of these filings (other than an exhibit to a filing, unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or telephoning Alton D. Heckaman, Jr., Senior Vice
President - Finance and Chief Financial Officer, Swift Energy Company, Suite 400, 16825 Northchase Drive, Houston, Texas 77060, phone: (281) 874-2700.

                                  RISK FACTORS

     An investment in our stock involves significant risks. You should carefully consider the following risk factors before you decide to purchase Swift stock. You should also carefully read and consider all of the information we have included or incorporated by reference in this prospectus before you decide to purchase Swift stock.

Oil and natural gas prices are volatile. A substantial decrease in oil and natural gas prices would adversely affect our financial results.

     Our future financial condition, results of operations and the value of our oil and natural gas properties depend primarily upon market prices for oil and natural gas. Oil and natural gas prices historically have been volatile and will likely continue to be volatile in the future. The prices for oil and natural gas are subject to wide fluctuation in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty, worldwide economic conditions, weather conditions, import prices, political conditions in major oil producing regions, especially the Middle East, and actions taken by OPEC. A significant decrease in price levels for an extended period would negatively affect us in several ways:

     o our cash flow would be reduced, decreasing funds available for capital expenditures employed to replace reserves or increase production;

     o certain reserves would no longer be economic to produce, leading to both lower proved reserves and cash flow;

     o our lenders could reduce the borrowing base under our credit facility because of lower oil and gas reserve values, reducing our liquidity and possibly requiring mandatory loan repayments; and

     o access to other sources of capital, such as equity or long-term debt markets, could be severely limited or unavailable in a low price environment.

          Consequently, our revenues and profitability would suffer.

Our debt reduces our financial flexibility, and our debt levels may increase.

     At August 31, 2002, our long term debt comprised approximately 48% of our total capitalization. Increased debt:

     o would require us to dedicate a significant portion of our cash flow to the payment of interest;

     o would subject us to a higher financial risk in an economic downturn due to substantial debt service costs;

     o would limit our ability to obtain financing or raise equity capital in the future; and

     o may place us at a competitive disadvantage to the extent that we are more highly leveraged than some of our peers.

     Subject to restrictions in our credit facility and the indentures for our senior subordinated notes due 2009 and 2012, as of August 31, 2002, we had a $300.0 million credit facility with a borrowing base of $195.0 million of which $190.3 million was available for borrowing. If we increase our debt levels further, the risks discussed above would become greater.

If we cannot replace our reserves, our revenues and financial condition will suffer.

     Unless we successfully replace our reserves, our production will decline, resulting in lower revenues and cash flow. When oil and gas prices decrease, our cash flow decreases, resulting in less available cash to drill and replace our reserves and an increased need to draw on our bank line of credit.

Drilling wells is speculative and capital intensive.

     Developing and exploring for oil and gas properties requires significant capital expenditures and involves a high degree of financial risk. The budgeted costs of drilling, completing and operating wells are often exceeded and can increase significantly when drilling costs rise. Drilling may be unsuccessful for many reasons, including geological or title problems, weather, cost
overruns,  equipment  shortages  and  mechanical  difficulties.   Moreover,  the
successful drilling of an oil or gas well does not ensure a profit on investment. Exploratory wells bear a much greater risk of loss than development wells. A variety of factors, both geological and market-related, can cause a well to become uneconomical or only marginally economic. In addition to their cost, unsuccessful wells can hurt our efforts to replace reserves.

Estimates of proved reserves are uncertain, and revenues from production may vary from expectations significantly.

     The quantities and values of our proved reserves included in this prospectus and the documents we have incorporated by reference are only estimates and subject to numerous uncertainties. Estimates by other engineers might differ materially. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation. These estimates depend on assumptions regarding quantities and production rates of recoverable oil and gas reserves, future prices for oil and gas, and timing and amounts of development expenditures and operating expenses, all of which will vary from those assumed in our estimates. These variances may be significant. For example, in 2001 the net reduction in our estimate of proved reserves in New Zealand was approximately 37 Bcfe.

     Any significant variance from the assumptions used could result in the actual amounts of oil and gas ultimately recovered and future net cash flows being materially different from the estimates in our reserve reports. In addition, results of drilling, testing, production and changes in prices after the date of the estimate may result in substantial downward revisions. These estimates may not accurately predict the present value of net cash flows from oil and gas reserves.

     At December 31, 2001, approximately 50% of our estimated proved reserves were undeveloped. Recovery of undeveloped reserves generally requires significant capital expenditures and successful drilling operations. The reserve data assumes that we can and will make these expenditures and conduct these operations successfully, which may not occur.

We incurred a write down of the carrying values of our properties in the fourth quarter of 2001 and could incur additional write downs in the future.

     Under the full cost method of accounting, SEC accounting rules require that on a quarterly basis we review the carrying value of our oil and gas properties on a country by country basis for possible write down or impairment. Under these rules, capitalized costs of proved reserves may not exceed a ceiling calculated at the present value of estimated future net revenues from those proved reserves, determined using a 10% per year discount and unescalated prices in effect as of the end of each fiscal quarter. Capital costs in excess of the ceiling must be permanently written down.

     We recorded an after-tax, non-cash charge during the fourth quarter of 2001 of $63.5 million. This type of write down results in a charge to earnings and a reduction of shareholders' equity, but does not impact our cash flow from operating activities. Once incurred, write downs are not reversible at a later date. If commodity prices continue to decline or if we have downward oil and gas reserve revisions, we could incur additional write downs in the future. See "The Company."

Reserves on properties we buy may not meet our expectations and could change the nature of our business.

     Property acquisition decisions are based on various assumptions and subjective judgments that are speculative. Although available geological and geophysical information can provide information about the potential of a property, it is impossible to predict accurately a property's production and profitability. Furthermore, future acquisitions may change the nature of our operations and business.

     In addition, we may have difficulty integrating future acquisitions into our operations, and they may not achieve our desired profitability objectives. Likewise, as is customary in the industry, we generally acquire oil and gas acreage without any warranty of title except through the transferor. In many instances, title opinions are not obtained if, in our judgment, it would be uneconomical or impractical to do so. Losses may result from title defects or from defects in the assignment of leasehold rights. While our current operations are primarily in Texas, Louisiana and New Zealand, we may pursue acquisitions of properties located in other geographic areas, which would decrease our geographical concentration, and could also be in areas in which we have no or limited experience.

We may have difficulty competing for oil and gas properties or supplies.

     We operate in a highly competitive environment, competing with major integrated and independent energy companies for desirable oil and gas properties, as well as for the equipment, labor and materials required to develop and operate such properties. Many of these competitors have financial and technological resources substantially greater than ours. The market for oil and gas properties is highly competitive and we may lack technological information or expertise available to other bidders. We may incur higher costs or be unable to acquire and develop desirable properties at costs we consider reasonable because of this competition.

Governmental regulations are costly and complex, especially regulations relating to environmental protection.

     Our exploration, production and marketing operations are regulated extensively at the international, federal, state and local levels. These laws and regulations affect the costs, manner and feasibility of our operations. As
an  owner  and  operator  of  oil  and  gas   properties,   we  are  subject  to
international, federal, state and local laws and regulations relating to discharge of materials into, and protection of, the environment. We have made and will continue to make significant expenditures in our efforts to comply with the requirements of these environmental laws and regulations, which may impose liability on us for the cost of pollution clean-up resulting from operations, subject us to liability for pollution damages and require suspension or cessation of operations in affected areas. Changes in or additions to laws and regulations regarding the protection of the environment could increase our compliance costs and might hurt our business.

     We are subject to state and local regulations domestically and are subject to New Zealand regulations that impose permitting, reclamation, land use, conservation and other restrictions on our ability to drill and produce. These laws and regulations can require well and facility sites to be closed and reclaimed. We frequently buy and sell interests in properties that have been operated in the past, and as a result of these transactions we may retain or assume clean-up or reclamation obligations for our own operations or those of third parties.

We may be exposed to financial and other liabilities as the general partner in 71 limited partnerships.

     We currently serve as the managing general partner of 71 limited partnerships, all but six of which are in the process of liquidating and terminating their operations. We are contingently liable for our obligations as a general partner, including any liabilities that cannot be repaid from partnership assets or insurance proceeds. In the future, we may be exposed to litigation in connection with the partnerships.

We are exposed to the risk of financial non-performance by customers.

     Our ability to collect on sales to our customers is dependent on the liquidity of our customer base.

                           FORWARD-LOOKING STATEMENTS

     Some of the information included in this prospectus and the documents we have incorporated by reference contain forward-looking statements. Forward-looking statements use forward-looking terms such as "believe," "expect," "may," "intend," "will," "project," "budget," "should" or "anticipate" or other similar words. These statements discuss "forward-looking" information such as:

     o    anticipated capital expenditures and budgets;

     o    future cash flows and borrowings;

     o    pursuit of potential future acquisition or drilling opportunities; and

     o    sources of funding for exploration and development.

     These forward-looking statements are based on assumptions that we believe are reasonable, but they are open to a wide range of uncertainties and business risks, including the following:

     o    fluctuations of the prices received or demand for oil and natural gas;

     o    uncertainty  of  drilling  results,   reserve  estimates  and  reserve
          replacement;

     o    operating hazards;

     o    acquisition risks;

     o    unexpected substantial variances in capital requirements;

     o    environmental matters;

     o    acts of war or terrorism; and

     o    general economic conditions.

     Other factors that could cause actual results to differ materially from those anticipated are discussed in our periodic filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2001.

     When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus and the documents we have incorporated by reference. We will not update these forward-looking statements unless the securities laws require us to do so.

                                   THE COMPANY

     Swift  Energy  Company,  a  Texas   corporation,   engages  in  developing,
exploring, acquiring, and operating oil and gas properties, with a focus on onshore oil and natural gas reserves in Texas and Louisiana and onshore oil and natural gas reserves in New Zealand.

     Year-end 2001 reserves quantities increased approximately 3% from 629.4 Bcfe at year-end 2000 to 645.8 Bcfe, with a reserve replacement rate of 137% of 2001 production. The 62.1 Bcfe of proved developed reserves as estimated at December 31, 2001, associated with the TAWN assets we acquired in New Zealand in January 2002 were not included in our 2001 year-end reserve report. The reserves associated with the acquisition of assets from Antrim Energy Inc. in March 2002 were also not reflected in our 2001 year-end reserve report.

     We focus our business in the following core areas:

                                                        Net Proved Reserves and Production as of Year-End 2001
                                                   -----------------------------------------------------------------
        Area                    Location               Reserves                Percent               Production
                                                                                 of
                                                      Quantities               Proved
                                                        (Bcfe)                Reserves                 (Bcfe)
---------------------     ---------------------    ------------------    --------------------     ------------------
AWP Olmos                 South Texas                    207.5                  32%                    13.0
Masters Creek             Western Louisiana              104.7                  16%                    15.3
Lake Washington           Southern Louisiana              72.5                  11%                     1.2
Brookeland                East Texas                      59.1                   9%                     6.5
Rimu/Kauri                New Zealand                    101.9                  16%                     0.5

Other                                                    100.1                  16%                     8.3
                                                   ------------------    --------------------     ------------------
                          Total                          645.8                 100%                    44.8
                                                   ==================    ====================     ==================

     We have a well-balanced portfolio of oil and gas properties and prospects. The AWP Olmos and Lake Washington areas are characterized by long-lived reserves that we expect to produce steadily over a long period of time. The Masters Creek and Brookeland areas are characterized by shorter-lived reserves with high initial rates of production that decline more rapidly.

     Swift's philosophy is to pursue a balanced growth strategy that includes an active drilling program, strategic acquisitions, and the utilization of advanced technologies. Over the past five fiscal years we have spent an average of 11% of our capital expenditure budget on exploration drilling, 51% on development activities, 19% on proved property acquisitions and 14% on lease acquisitions. Our strategy is to grow through drilling on our core properties and in emerging growth areas when oil and gas prices are strong, with a shift toward acquisitions when prices weaken. We believe this balanced approach has resulted in our ability to grow reserves in a relatively low cost manner, while participating in the upside potential of exploration. Over the five-year period ended December 31, 2001, we replaced 302% of our production at an average cost of $1.26 per Mcfe.

     Capital expenditures for development and exploration drilling were $44 million in 1999 and $115.5 million in 2000, while the amounts spent for acquisitions were $20.6 million in 1999 and $33.4 million in 2000. In 2001 drilling expenditures totaled $183.2 million, while $40.5 million was spent to acquire producing properties. For 2002, our capital expenditures, excluding the net effect of acquisitions and dispositions, are currently expected to range from approximately $90.0 million to $106.0 million.

     We recorded a domestic, non-cash, full cost ceiling adjustment during the fourth quarter of 2001. This domestic $98.9 million pre-tax charge ($63.5 million after-tax) resulted from the application of ceiling test rules as prescribed by the SEC for companies that follow the full cost method of accounting. Under the full cost method of accounting, a company's net book value of its oil and gas properties, less related deferred income taxes, may not exceed a calculated "ceiling." If the capitalized costs exceed this ceiling, the excess capitalized costs must be written down and expensed. Full cost companies must use the prices in effect at the end of each quarter to calculate the ceiling value of reserves.

     Our credit facility of $190.0 million, with a borrowing base of $275.0 million expires on October 1, 2005.

     Our principal executive offices are located at 16825 Northchase Drive, Suite 400, Houston, Texas 77060 and our telephone number is (281) 874-2700.

                                 USE OF PROCEEDS

     Marabella and other selling shareholders, if any, will receive all of the proceeds from the sale of the shares being offered by this prospectus. We will not receive any of the proceeds from the sale of the shares.

                          DESCRIPTION OF CAPITAL STOCK

General

     As of the date of this prospectus, we are authorized to issue up to 90,000,000 shares of stock, including up to 85,000,000 shares of common stock and up to 5,000,000 shares of preferred stock. As of the close of business on August 31, 2002, we had 26,893,069 shares of common stock and no shares of preferred stock outstanding. As of August 31, 2002, we had approximately
2,753,909 shares of common stock subject to issuance upon exercise of outstanding options.

     The following is a summary of the key terms and provisions of our equity securities. You should refer to the applicable provisions of our articles of incorporation, bylaws, the Texas Business Corporation Act and the documents we have incorporated by reference for a complete statement of the terms and rights of our capital stock.

Common Stock

     Voting Rights. Each holder of common stock is entitled to one vote per share. Subject to the rights, if any, of the holders of any series of preferred stock pursuant to applicable law or the provision of the certificate of designation creating that series, all voting rights are vested in the holders of shares of common stock. Holders of shares of common stock have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors, and the holders of the remaining shares voting for the election of directors will not be able to elect any directors.

     Dividends. Dividends may be paid to the holders of common stock when, as and if declared by the board of directors out of funds legally available for their payment, subject to the rights of holders of any preferred stock. Swift has never declared a cash dividend and intends to continue its policy of using retained earnings for expansion of its business.

     Rights upon Liquidation. In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of common stock will be entitled to share, in proportion to the number of shares of common stock held by them, in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding preferred stock, if any, have received their liquidation preferences in full.

     Non-Assessable. All outstanding shares of common stock are fully paid and non-assessable, including the common stock being offered under this prospectus.

     No Preemptive Rights. Holders of common stock are not entitled to preemptive purchase rights in future issuances of our common stock.

     Listing. Our outstanding shares of common stock, including the shares being offered using this prospectus, are listed on the New York Stock Exchange under the symbol "SFY."

Preferred Stock

     Our board of directors can, without approval of our shareholders, issue one or more series of preferred stock and determine the terms of the preferred stock, including the following terms:

     o the series, the number of shares offered and the liquidation value of the preferred stock;

     o    the price at which the preferred stock will be issued;

     o the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

     o    the liquidation preference of the preferred stock;

     o    the voting rights of the preferred stock;

     o whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

     o whether the preferred stock is convertible or exchangeable for any other securities, and the terms of any such conversion; and

     o any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

     Undesignated preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and to thereby protect the continuity of our management. The issuance of shares of preferred stock may adversely affect the rights of the holders of our common stock. For example, any preferred stock issued may rank prior to our common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. As a result, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock or any existing preferred stock.

Anti-takeover Provisions

     Certain provisions in our articles of incorporation, bylaws and our shareholders' rights plan may encourage persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts.

     Our Classified Board of Directors. Our bylaws provide that our board of directors is divided into three classes as nearly equal in number as possible. The directors of each class are elected for three-year terms, and the terms of the three classes are staggered so that directors from a single class are elected at each annual meeting of shareholders. A staggered board makes it more difficult for shareholders to change the majority of the directors and instead promotes continuity of existing management.

     Our Ability to Issue Preferred Stock. As discussed above, our board of directors can set the voting rights, redemption rights, conversion rights and other rights relating to authorized but unissued shares of preferred stock and could issue that stock in either private or public transactions. Preferred stock could be issued for the purpose of preventing a merger, tender offer or other takeover attempt which the board of directors opposes.

     Our Rights Plan. Our board of directors has adopted a shareholders' rights plan. The rights attach to all common stock certificates representing outstanding shares. One right is issued for each share of common stock outstanding. Each right entitles the registered holder, under the circumstances described below, to purchase from us one one-thousandth of a share of our Series A Junior Participating Preferred Stock, a "Series A" share, at a price of $150.00 per one one-thousandth of a Series A share, subject to adjustment. The dividend and liquidation rights and the non-redemption feature of the Series A shares are designed so that the value of one one-thousandth of a Series A share purchasable upon exercise of each right will approximate the value of one share of common stock. The following is a summary of the terms of the rights plan. You should refer to the applicable provisions of the rights plan which we have incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

     The rights will separate from the common stock and rights certificates will be distributed to the holders of common stock as of the earlier of:

     o 10 business days following a public announcement that a person or group of affiliated persons has acquired beneficial ownership of 15% or more of our outstanding voting shares, or

     o 10 business days following the commencement or announcement of an intention to commence a tender offer or exchange offer which would result in a person or group beneficially owning 15% or more of our outstanding voting shares.

     The rights are not exercisable until rights certificates are distributed. The rights will expire on July 31, 2007 unless that date is extended or the rights are earlier redeemed or exchanged.

     If a person or group (with certain exceptions for investment advisers) acquires 15% or more of our voting shares, each right then outstanding, other than rights beneficially owned by such person or group, becomes a right to buy that number of shares of common stock or other securities or assets having a market value of two times the exercise price of the right. The rights belonging to the acquiring person or group become null and void.

     If Swift is acquired in a merger or other business combination, or 50% of its consolidated assets or assets producing more than 50% of its earning power or cash flow are sold, each holder of a right will have the right to receive that number of shares of common stock of the acquiring company which at the time of such transaction has a market value of two times the purchase price of the right.

     At any time after a person or group acquires beneficial ownership of 15% or more of our outstanding voting shares and before the earlier of the two events described in the prior paragraph or acquisition by a person or group of beneficial ownership of 50% or more of our outstanding voting shares, our board of directors may, at its option, exchange the rights, other than those owned by such person or group, in whole or in part, at an exchange ratio of one share of common stock or a fractional share of Series A stock or other preferred stock equivalent in value thereto, per right.

     The Series A shares issuable upon exercise of the rights will be non-redeemable and rank junior to all other series of our preferred stock. Each whole Series A share will be entitled to receive a quarterly preferential dividend in an amount per share equal to the greater of $1.00 in cash, or in the aggregate, 1,000 times the dividend declared on the common stock, subject to adjustment. In the event of liquidation, the holders of Series A shares may receive a preferential liquidation payment equal to the greater of $1,000 per share, or in the aggregate, 1,000 times the payment made on the shares of common stock. In the event of any merger, consolidation or other transaction in which the shares of common stock are exchanged for or changed into other stock or securities, cash or other property, each whole Series A share will be entitled to receive 1,000 times the amount received per share of common stock. Each whole Series A share will be entitled to 1,000 votes on all matters submitted to a vote of our shareholders and Series A shares will generally vote together as one class with the common stock and any other capital stock on all matters submitted to a vote of our shareholders.

     Prior to the earlier of the date it is determined that rights certificates are to be distributed or the expiration date of the rights, our board of directors may redeem all, but not less than all, of the then outstanding rights at a price of $0.01 per right. Our board of directors in its sole discretion may establish the effective date and other terms and conditions of the redemption. Upon redemption, the ability to exercise the rights will terminate and the holders of rights will only be entitled to receive the redemption price.

     As long as the rights are redeemable, we may amend the rights agreement in any manner except to change the redemption price. After the rights are no longer redeemable, we may, except with respect to the redemption price, amend the rights agreement in any manner that does not adversely affect the interests of holders of the rights.

     Business Combinations Under Texas Law. Swift is a Texas corporation subject to Part Thirteen of the Texas Business Corporation Act known as the "Business Combination Law." In general, the Business Combination Law prevents an affiliated shareholder, or the affiliated shareholder's affiliates or associates, from entering into a business combination with an issuing public corporation during the three-year period immediately following the date on which the affiliated shareholder became an affiliated shareholder, unless:

     o before the date such person became an affiliated shareholder, the board of directors of the issuing public corporation approves the business combination or the acquisition of shares that caused the affiliated shareholder to become an affiliated shareholder; or

     o not less than six months after the date such person became an affiliated shareholder, the business combination is approved by the affirmative vote of holders of at least two-thirds of the issuing public corporation's outstanding voting shares not beneficially owned by the affiliated shareholder, or its affiliates or associates.

     An affiliated shareholder is a person that is or was within the preceding three-year period the beneficial owner of 20% or more of a corporation's outstanding voting shares. An issuing public corporation includes most publicly held Texas corporations, including Swift. The term business combination includes:

     o mergers, share exchanges or conversions involving the affiliated shareholder;

     o dispositions of assets involving the affiliated shareholder having an aggregate value of 10% or more of the market value of the assets or of the outstanding common stock or representing 10% or more of the earning power or net income of the corporation;

     o issuances or transfers of securities by the corporation to the affiliated shareholder other than on a pro rata basis;

     o plans or agreements relating to a liquidation or dissolution of the corporation involving an affiliated shareholder;

     o    reclassifications,    recapitalizations,    distributions   or   other
          transactions that would have the effect of increasing the affiliated shareholder's percentage ownership of the corporation; and

     o the receipt of tax, guarantee, loan or other financial benefits by an affiliated shareholder other than proportionately as a shareholder of the corporation.

                              SELLING SHAREHOLDERS

     The selling shareholders are Marabella Enterprises Limited, c/o Bligh Oil & Minerals N.L., Level 10, Suite 1, 100 William Street, Sydney, NSW 2011, Australia, and any pledgees of Marabella under bona fide arm's length loan transactions with third party banks or financial institutions or a broker or a dealer. Based on information available to us as of September 30, 2002, Marabella beneficially owns 300,000 shares of common stock, which may be offered by the selling shareholders, and assuming the sale of all of the common stock which may be offered and sold hereunder, Marabella would not, to our knowledge, own any shares of Swift common stock after this offering. The total number of shares being offered hereunder represents approximately 1.1% of our outstanding shares of common stock as of September 30, 2002. Marabella and its affiliates have not had any relationship with Swift that is material to Swift within the past three years other than their joint ownership of certain oil and gas interests in New Zealand. Under an asset purchase agreement between Swift and Marabella and its affiliates relating to Swift's acquisition from them of these interests, until September 30, 2003, the selling shareholders are permitted to sell no more than a total of 60,000 shares of Swift common stock in any calendar week. See "Plan of Distribution."

                              PLAN OF DISTRIBUTION

     Swift is registering, under the Securities Act of 1933, the 300,000 shares of its common stock being offered hereby by Marabella and its pledgees, if any. Swift will pay the expenses of registration of the shares. Marabella will pay any brokerage commissions and similar selling expenses attributable to the sale of the shares. Swift will receive no part of the proceeds from the sale of the shares by the selling shareholders. Marabella has agreed to indemnify Swift against certain losses, claims, damages and liabilities incident to the sale of the shares, including liabilities under the Securities Act.

     Marabella has informed Swift that it may effect sales of shares from time to time in:

     o    ordinary   brokerage   transactions  and  transactions  in  which  the
          broker-dealer solicits purchasers,

     o block trades, in which the broker-dealer will attempt to sell shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

     o    purchases  by  a   broker-dealer   as  principal  and  resale  by  the
          broker-dealer for its account,

     o an exchange distribution or special offering in accordance with the rules of the applicable exchange,

     o    privately negotiated transactions,

     o    short sales,

     o sales by broker-dealers of a specified number of shares at a stipulated price per share,

     o    a combination of any such methods of sale, and

     o    any other method permitted pursuant to applicable law,

at market prices prevailing at the time of sale, or at negotiated prices. These sales may or may not involve brokers or dealers. Marabella may also pledge the shares to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged shares. Marabella has advised Swift that Marabella has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by Marabella.

     Swift originally issued the shares offered hereunder to Marabella under the terms of an asset purchase agreement attached as an exhibit to the registration statement of which this prospectus is a part. The asset purchase agreement governed the purchase by Swift from Marabella and an affiliated entity of their participating interest in certain New Zealand oil and gas interests. Under that agreement, until September 30, 2003, Marabella and any pledgees of the shares, together with parties who acquire shares from pledgees, may not sell more than a total of 60,000 shares in any calendar week. Swift has placed a stop transfer notation to this effect in its stock transfer book with regard to the shares offered hereunder.

     Marabella and any other selling shareholders, and any broker, dealer or other agent that acts on their behalf in connection with the sale of these shares, may be deemed to be "underwriters" within the meaning of the Securities Act, in which event compensation received by any such broker, dealer or agent and profit on any resale of the shares may be deemed to be underwriting discounts or commissions under the Securities Act. Commissions received by a broker, dealer or agent may be in excess of customary compensation.

     The shares offered hereunder may also be sold by the selling shareholders in the future in accordance with Rule 144 under the Securities Act by complying with the requirements of that rule.

     Because Marabella and any other selling shareholder may be an "underwriter" within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act for offers and sales of the shares, including delivery through the facilities of the New York Stock Exchange or the Pacific Exchange as provided in Rule 153 under the Securities Act. Swift has informed Marabella that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to sales of shares in the market by Marabella.

     If Marabella notifies Swift that Marabella has entered into any material arrangement with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, Swift will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

     o    the name of the participating broker-dealer(s),

     o    the number of shares involved,

     o    the price at which such shares were sold,

     o the commission paid or discounts or concessions allowed to the broker-dealer(s), where applicable,

     o whether the broker-dealer(s) conducted any investigation to verify the information in or incorporated by reference in this prospectus, and

     o    other material facts of the transaction.

                                  LEGAL MATTERS

     Jenkens & Gilchrist, A Professional Corporation, Houston, Texas, will issue an opinion for Swift regarding the legality of the securities offered by this prospectus.

                                     EXPERTS

     On June 12, 2002, our board of directors, acting upon the recommendation of our audit committee, approved the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2002 to replace Arthur Andersen LLP as our independent auditors. The audit partner and manager primarily responsible for our audit of financial statements for the years 1999, 2000 and 2001 which have been incorporated by reference into this prospectus, as well as other personnel of Arthur Andersen LLP have left Arthur Andersen. As a result of these events and the revocation of Arthur Andersen's license in Texas, Arthur Andersen is no longer in a position to consent to the inclusion or incorporation by reference in any prospectus or registration statement of its report on such financial statements. Therefore, we would not have been able to obtain, and have not filed, Arthur Andersen's consent in reliance on Rule 437a under the Securities Act of 1933.

     Due to the lack of Arthur Andersen's written consent to the incorporation by reference of its reports in this prospectus, Arthur Andersen may not have any liability under Section 11 of the Securities Act of 1933 for false and misleading statements or omissions contained in this prospectus, including the financial statements. Any other claims against Arthur Andersen related to any such false or misleading statements or omissions will be limited, particularly in the event that Arthur Andersen ceases to exist or becomes insolvent.

     Information referenced or incorporated by reference in this prospectus regarding our estimated quantities of oil and gas reserves and the discounted present value of future net cash flows therefrom is based upon estimates of such reserves and present values audited by H.J. Gruy and Associates, Inc., independent petroleum engineers.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The following table sets forth the costs and expenses in connection with the sale of securities being registered hereby. All amounts are estimates, except the registration fee.

                                    Item                                Amount
                                    ----                              ----------

               SEC registration fee......................             $      293
               Legal fees and expenses...................             $   12,000
               Miscellaneous expenses....................             $    1,500
                                                                      ----------
               Total.....................................             $   13,793
                                                                      ==========

Item 15. Indemnification of Officers and Directors

     Swift has the authority under Articles 2.02(A)(16) and 2.02-1 of the Texas Business Corporation Act to indemnify its directors and officers to the extent provided for in such statute. Swift's bylaws, as amended, provide for indemnification of its officers, directors and employees to the fullest extent permitted by Article 2.02-1 of the Texas Business Corporation Act. With shareholder approval, Swift amended its articles of incorporation to confirm that Swift has the power to indemnify certain persons in such circumstances as are provided in its Bylaws. The amendment allows Swift to enter into additional insurance and indemnity arrangements at the discretion of Swift's board of directors. Swift has entered into indemnification agreements with certain of its officers and directors which indemnify the individual to the fullest extent permitted by law.

     Article 7.06 of the Texas Miscellaneous Corporation Laws Act provides that a corporation's articles of incorporation may provide for the elimination or limitation of a director's liability. Swift's Articles of Incorporation eliminate the liability of directors to Swift or its shareholders for monetary damages for an act or omission in his capacity as a director, with certain specified exceptions to the fullest extent permitted by Article 7.06 of the Texas Miscellaneous Corporation Laws Act.

     Swift maintains insurance which will cover amounts that it is required to pay certain of its officers and directors under the indemnity provisions described above and coverage for its officers and directors against certain liabilities, including certain liabilities under the federal securities law.

Item 16. Exhibits


     Exhibit No.                  Document Description
     -----------                  --------------------

           4.1         Asset  Purchase  Agreement  among  Swift  Energy Company,
                       Swift Energy New Zealand Limited,  Bligh  Oil  & Minerals
                       N.L.,  Marabella  Enterprises  Limited  and  Bligh  Oil &
                       Minerals (NL)Limited, dated as of August 30, 2002

           4.2 Rights Agreement, including exhibits, as amended and restated as of March 31, 1999, between Swift Energy
                       Company and American Stock  Transfer & Trust Company,  as
                       Rights Agent (incorporated by reference  to  Exhibit 1 to
                       Swift  Energy  Company's  Registration Statement  on Form
                       8-A/A filed April 7, 1999)

           5           Opinion  of   Jenkens   &   Gilchrist,   A   Professional
                       Corporation, as to the  validity  of the Securities being
                       registered hereunder

          23.1         Consent of H.J. Gruy and Associates, Inc.

          23.2         Form  of  Consent  of Jenkens & Gilchrist, A Professional
                       Corporation (included in Exhibit 5)

17.  Undertakings

(a)      The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

          to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          to include  any  material   information   with  respect  to  the  plan
of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided,  however,  that the  undertakings  set forth in paragraph (i) and
(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby understands that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on September 30, 2002.


                                             SWIFT ENERGY COMPANY


                                             By: /s/ Alton D. Heckaman, Jr.
                                                --------------------------------
                                                   Alton D. Heckaman, Jr.
                                                   Senior Vice President and
                                                   Chief  Financial Officer

     Each  person  whose  signature   appears  below  as  a  signatory  to  this
registration statement constitutes and appoints Terry E. Swift, Alton D. Heckaman, Jr., and David W. Wesson, or any of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated, in multiple counterparts with the effect of one original.

                 Signatures                             Title                                         Date
                 ----------                             -----                                         ----

/s/ A. Earl Swift
-------------------------------------------    Chairman of the Board                            September 30, 2002
A. Earl Swift


/s/ Terry E. Swift
-------------------------------------------    President, Chief Executive Officer (Principal    September 30, 2002
Terry E. Swift                                 Executive Officer) and Director


/s/ Alton D. Heckaman, Jr.
-------------------------------------------    Senior Vice President                            September 30, 2002
Alton D. Heckaman, Jr.                         Chief Financial Officer

                            (Principal Financial Officer)
/s/ David W. Wesson
-------------------------------------------    Controller                                       September 30, 2002
David W. Wesson                                (Principal Accounting Officer)


/s/ Virgil N. Swift
-------------------------------------------    Director                                         September 30, 2002
Virgil N. Swift




/s/ G. Robert Evans
-------------------------------------------    Director                                         September 30, 2002
G. Robert Evans


/s/ Henry C. Montgomery
-------------------------------------------    Director                                         September 30, 2002
Henry C. Montgomery


/s/ Clyde W. Smith, Jr.
------------------------------------------     Director                                         September 30, 2002
Clyde W. Smith, Jr.


/s/ Harold J. Withrow
-------------------------------------------    Director                                         September 30, 2002
Harold J. Withrow


/s/ Raymond E. Galvin
-------------------------------------------    Director                                         September 30, 2002
Raymond E. Galvin
